Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 20-F of our report dated July 5, 2018 relating to the consolidated financial statements of Paringa Resources Limited and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a material uncertainty regarding the Company’s ability to continue as a going concern) appearing in the Registration Statement.

/s/ Deloitte Touch Tohmatsu

DELOITTE TOUCH TOHMATSU

Perth, Australia

September 4, 2018